Exhibit 4.11

Phil Hodkinson
c/o BT Centre
81 Newgate Street
London
EC1A 7AJ	13th January 2009
Dear Phil,
I am writing to confirm that the Board has agreed to extend your appointment for three years from 1 February 2009. Your appointment will continue in all other aspects on the terms set out in your letter of appointment dated 10 January 2006 including, in particular, that either you or the Board may give the other at least three months’ written notice to terminate the appointment at any time.
Please sign the attached copy of this letter to confirm you acceptance of this extension on the above terms and return the copy to me.
Yours sincerely

/s/ Andrew J. Parker
ANDREW J. PARKER

To:	Andrew Parker
Company Secretary
I accept this extension of my appointment on the above terms.

/s/ Phil Hodkinson	14/1/9
Phil Hodkinson	Date

Andrew J Parker
Company Secretary
BT Group
BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	tel fax mob e-mail	+44 (0)20 7356 5237 +44 (0)20 7356 6135 +44 (0)7802 773635 andrew.j.parker@bt.com	BT Group plc Registered Office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales no. 4190816 www.bt.com